Ex. 23(B)

                        Consent of KPMG Peat Marwick LLP



Page 1
The Board of Directors
Penn-America Group, Inc.:

We consent to incorporation by reference in the registration statements (dated April 20, 1999 and No. 33-49055) on Form S-3 of Penn-America Group, Inc. of our reports dated January 22, 1999, relating to the consolidated balance sheets of Penn-America Group, Inc. and subsidiaries as of December 31, 1998, and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and all related schedules, which reports appear in or are incorporated by reference in the December 31, 1998 annual report on Form 10-K of Penn-America Group, Inc.

/s/ KPMG LLP
   ---------
    KPMG LLP


Philadelphia, Pennsylvania
April 20, 1999

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